Exhibit 99.1

Heritage Insurance Holdings Reports Financial Results for Fourth Quarter and Full Year 2014

Clearwater, FL: Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the quarter and year ended December 31, 2014.

Highlights

•	116% increase in gross premiums written for Q4 2014 as compared with Q4 2013

•	157% increase in net premiums earned for Q4 2014 as compared with Q4 2013

•	64% increase in policy count compared to end of Q4 2013

•	Assumed approximately $85 million in annualized commercial residential premium from Citizens Insurance during the fourth quarter

•	Assumed approximately $84 million in annualized personal lines premium from Citizens Insurance during the fourth quarter

•	NOI increased 1,220% increase compared to Q4 of 2013

•	Shareholder’s equity increased 152% compared to Q4 of 2013

Bruce Lucas, the Company’s Chairman and CEO, said, “The fourth quarter was another excellent quarter for us. It was our best fourth quarter in the Company’s history. Our year over year growth has been strong as evidenced by triple digit increases in gross premiums written and net premiums earned. Our fourth quarter net income of $19.7 million significantly exceeded expectations. I am particularly pleased with our introduction into the commercial residential line of business with three Citizens depopulations totaling $85.4 million of inforce premiums and $5.8 million of voluntary business written during the quarter. The launch of the commercial residential business coupled with our successful transition of Sunshine State Insurance Company’s (SSIC) policies to Heritage fueled our strong growth over the prior year. Additionally, we believe the growth in the fourth quarter positions us very well for the future.”

Results of Operations

The following table summarizes our results of operations for the quarters and years ended December 31, 2014 and 2013, respectively (in thousands, except percentages and per share amounts):

	Three Months Ended December 31,				Years Ended December 31,
	2014	2013	Change		2014	2013	Change
Revenue
Gross premiums written	$181,464	$83,963	116%		$436,407	$218,537	100%
Gross premiums earned	$106,654	$50,089	113%		$311,514	$139,959	123%
Ceded premiums	$(25,102)	$(18,325)	37%		$(87,902)	$(44,800)	96%
Net premiums earned	$81,552	$31,764	157%		$223,612	$95,159	135%

Retroactive reinsurance	$—	$(26)	(100)%		$—	$26,046	(100)%
Total operating revenue	$85,386	$33,109	158%		$233,820	$124,832	87%
Income before taxes	$31,211	$2,560	1119%		$74,252	$55,461	34%
Net income	$19,676	$814	2317%		$47,097	$34,213	38%

Per Share Data:
Book value per share	$8.56	$7.20	19%		$8.56	$7.20	19%
Earnings per diluted share	$0.66	$0.05	1,220%		$1.82	$2.36	(23)%
Return on average equity	32.4%	6.0%	26.4 pts		26.5%	45.0%	(18.5	) pts

Ratios to Gross Premiums Earned:
Ceded premium ratio	23.5%	36.6%	(13.1	) pts	28.2%	32.0%	(3.8	) pts
Loss ratio	25.7%	30.7%	(5.0	) pts	28.7%	27.5%	1.2	pts
Expense ratio	25.1%	30.3%	(5.2	) pts	22.5%	22.0%	0.5	pts
Combined ratio	74.3%	97.6%	(23.3	) pts	79.4%	81.5%	(2.1	) pts
Ratios to Net Premiums Earned:
Loss ratio	33.6%	48.3%	(14.7	) pts	40.1%	40.5%	(0.4	) pts
Expense ratio	32.8%	47.8%	(15.0	) pts	31.3%	32.4%	(1.1	) pts
Combined ratio	66.4%	96.1%	(29.7	) pts	71.4%	72.9%	(1.5	) pts

Quarterly Financial Results

Net income for the quarter ended December 31, 2014 was $19.7 million compared to $0.8 million for the quarter ended December 31, 2013. The increase is primarily due to the significant growth in gross premiums earned and the improvement in the ceded premium ratio.

Gross premiums earned were $106.7 million for the fourth quarter of 2014 compared to $50.1 million for the fourth quarter of 2013. Of the increase in gross premiums earned, approximately $17.9 million was related to our commercial residential line of business and approximately $13.8 million from SSIC personal lines policies. Personal lines policy count at December 31, 2014 was approximately 207,000 policies, representing $400.0 million of in force premiums. The policy count for commercial residential was approximately 2,400 policies, representing $94.6 million of in force premiums. Total in force premiums at December 31, 2014 were $494.6 million compared to $236.4 million at December 31, 2013.

Ceded premiums as a percentage of gross premiums earned were 23.5% for the fourth quarter of 2014 compared to 36.6% for the fourth quarter of 2013. This decrease is primarily due to favorable reinsurance market conditions and the lower cost of reinsurance associated with the issuance of $200 million of catastrophe bonds by Citrus Re, as well as improved geographic spread of risk, resulting from the SSIC policy acquisition. Additionally, the significant increase in gross earned premium from our fourth quarter Citizens depopulation activity had a positive impact. The ceded premium ratio for the third quarter of 2014 was 30.5%. The decrease from 30.5% to 23.5% quarter over quarter was entirely the result of growth in gross premiums earned in the fourth quarter. There was no corresponding increase in ceded premiums. An increase in ceded premiums will not occur until June 1, 2015, when our reinsurance contracts renew.

The loss ratio on a gross basis decreased to 25.7% in the fourth quarter of 2014 from 30.7% in the fourth quarter of 2013, partially a result of the lower loss ratio for commercial residential business, as well as the impact in the changes in IBNR. The reported loss ratio, which excludes the impact of changes in IBNR, was 19.8% for the fourth quarter of 2014 compared to 21.6% for the fourth quarter of 2013.

The Company’s expense ratio on a gross basis was 25.1% for the fourth quarter of 2014 compared to 30.3% for the fourth quarter of 2013. Stock based compensation accounted for 3.0 points of the expense ratio in the fourth quarter of 2014 compared to 11.0 points in the fourth quarter of 2013. In addition, the amortization of the SSIC policy acquisition cost increased the gross expense ratio by approximately 2.8 points during the fourth quarter of 2014.

Overall, Heritage’s combined ratio on a gross basis was 74.3% for the fourth quarter of 2014 compared to 97.6% for the fourth quarter of 2013.

Full Year Financial Results

Net income for the year ended December 31, 2014 was $47.1 million compared to $34.2 million for the prior year. Gross earned premiums were $311.5 million in 2014 compared to $140.0 million in 2013. The combined ratio on a gross basis was 79.4% compared to 81.5% for the prior year, primarily as a result of an improved ceded premium ratio. Our results for the year ended December 31, 2013 included $26.0 million of retroactive reinsurance income that did not reoccur in 2014, nor is expected to in future years.

Book Value Analysis

Book value per share increased 49.4% at December 31, 2014 compared to the prior year. In May 2014, the Company completed its initial public offering, a concurrent private placement and the issuance of common stock associated with the exercise of warrants. The net proceeds from these activities totaled approximately $101.1 million in exchange for 13,431,610 shares of common stock issued.

Book Value Per Share	December 31, 2014	December 31, 2013
Numerator:
Common stockholders’ equity	$255,089	$100,905	(1)

Denominator:
Total Shares Outstanding	29,794,960	14,007,150

Book Value Per Common Share	$8.56	$7.20

(1)	Includes redeemable shares of $20,921

Conference Call Details:

Thursday, March 5, 2015 – 10:00 a.m. ET

Participant Dial-in Numbers Toll Free:	1-888-346-3095
Participant International Dial In:	1-412-902-4258
Canada Toll Free:	1-855-669-9657

Website: To listen to the live webcast, please go to http://www.videonewswire.com/event.asp?id=101619. This webcast will be archived and accessible on the Company’s website for approximately 30 days following the call.

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida that began operations in August 2012. Through its subsidiary, Heritage Property & Casualty Insurance Company, it provides personal residential insurance for single-family homeowners and condominium owners and commercial residential insurance in Florida through a large network of experienced agents. Heritage is led by an experienced senior management team with an average of 28 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on May 27, 2014. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

HERITAGE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2014	December 31, 2013
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $290,951 and $105,955 in 2014 and 2013, respectively)	$293,085	$104,668
Equity securities, available for sale, at fair value (cost of $30,555 and $25,446 in 2014 and 2013, respectively)	31,225	25,446
Mortgage loan, held to maturity, at amortized cost	6,849	6,063

Total investments	331,159	136,177
Cash and cash equivalents	173,825	65,059
Restricted cash	4,339	—
Accrued investment income	2,617	971
Premiums receivable, net	7,589	10,347
Prepaid reinsurance premiums	43,148	31,252
Reinsurance premiums receivable	—	5,337
Income taxes receivable	964	5,073
Deferred income taxes	6,622	4,436
Deferred policy acquisition costs, net	24,370	9,765
Property and equipment, net	17,087	10,935
Other assets	4,275	2,626

Total Assets	$615,995	$281,978

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$51,469	$19,344
Unearned premiums	241,136	116,243
Reinsurance payable	38,227	29,591
Income taxes payable	12,808	2,805
Advance premiums	5,143	3,829
Accrued compensation	442	505
Other liabilities	11,681	8,756

Total Liabilities	$360,906	$181,073

Commitments and contingencies
Redeemable shares	—	20,921
Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 29,794,960 and 14,007,150 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	3	1
Additional paid-in capital	188,342	62,849
Accumulated other comprehensive income (loss)	1,723	(790)
Retained earnings	65,021	17,924

Total Stockholders’ Equity	255,089	79,984

Total Liabilities and Stockholders’ Equity	$615,995	$281,978

HERITAGE INSURANCE HOLDINGS, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except share data and per share)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
REVENUE:
Gross premiums written	$181,464	$83,963	$436,407	$218,537
Increase in gross unearned premiums	(74,810)	(33,874)	(124,893)	(78,578)

Gross premiums earned	106,654	50,089	311,514	139,959
Ceded premiums	(25,102)	(18,325)	(87,902)	(44,800)

Net premiums earned	81,552	31,764	223,612	95,159
Retroactive reinsurance	—	(26)	—	26,046
Net investment income	1,386	410	3,849	1,049
Net realized gains (losses)	241	(152)	304	(323)
Other revenue	2,207	1,113	6,055	2,901

Total revenue	85,386	33,109	233,820	124,832
EXPENSES:
Losses and loss adjustment expenses	27,414	15,355	89,560	38,501
Policy acquisition costs	13,185	3,430	36,510	6,150
General and administrative expenses	13,576	11,764	33,498	24,704
Interest expense	—	—	—	16

Total expenses	54,175	30,549	159,568	69,371

Income before income taxes	31,211	2,560	74,252	55,461
Provision for income taxes	11,535	1,746	27,155	21,248

Net income	$19,676	$814	$47,097	$34,213

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(385)	(1,610)	4,395	(1,610)
Reclassification adjustment for net realized investment (gains) losses	(241)	323	(304)	323
Income tax (expense) benefit related to items of other comprehensive income (loss)	243	497	(1,578)	497

Total comprehensive income	$19,293	$24	$49,610	$33,423

Weighted average shares outstanding
Basic	29,794,980	15,955,350	24,568,876	14,313,150

Diluted	29,915,744	16,592,850	25,816,590	14,473,800

Earnings per share
Basic	$0.66	$0.05	$1.92	$2.39
Diluted	$0.66	$0.05	$1.82	$2.36

Heritage Insurance Holdings Inc.

Stephen Rohde

Chief Financial Officer

727-727-7200 ext. 7204

investors@heritagepci.com

www.heritagepci.com